Exhibit 99.1

THIRD AMENDMENT TO AN SUPPLY AGREEMENT

This Third Amendment to AN Supply Agreement dated January 1, 2010 (“Third Amendment”) is entered into by and between Orica International Pte Ltd. (“Orica”) and El Dorado Chemical Company (“EDC”), with an effective date of April 9, 2013 (“Effective Date”) in reference to the following:

A.	Orica and EDC entered into that certain AN Supply Agreement made effective as of January 1, 2010, as amended by the First Amendment to the Agreement, made effective March 1, 2010, and as further amended by the Second Amendment to the Agreement dated August 16, 2012 (the “Agreement”). Capitalized terms that are not otherwise defined herein shall have the meaning given such terms in the Agreement;

B.	EDC and Orica have determined to change the termination notice provisions of the Agreement; and

C.	EDC and Orica have also determined to change the specification of AN Solution.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Preamble. The preamble is hereby incorporated into this Third Amendment and into the Agreement by reference.

2. Termination. Section 2.1 of the Agreement is hereby deleted and is replaced by the following:

“2.1 This Agreement shall become effective as of January 1, 2010 and, unless earlier terminated in accordance with the provisions hereof, shall continue for an initial term (“Initial Term”) ending on April 9, 2015. Thereafter the term of this Agreement shall be automatically extended (as so extended, the “Term”) until either party delivers a written notice of termination to the other; provided that, except as provided in Section 16 hereof, the effective date of termination in said notice shall never be earlier than April 9, 2015 and such notice shall be given at least 1 year prior to the effective date of termination. For example only, if Orica or EDC gives the other notice of termination on July 15, 2014, the effective date of termination would be July 15, 2015.”

3. Second Amendment Termination. Nothing in this Third Amendment modifies or affects the right of EDC to terminate the Second Amendment to AN Supply Agreement as provided in such Second Amendment.

4. Specification of Ammonium Nitrate Solution. The Product Specification for AN Solution set forth in Schedule “B” is deleted and is replaced by the following:

Parameter	Specification

AN Concentration (wt%)	83.5 to 85.0%
pH Range(1)	5.0 to 6.0
Loading Temperature	240 degrees Fahrenheit maximum
Appearance	Clear to light yellow, free from foreign material

(1)pH is measured by diluting 50% solution with 50% distilled water.

5. Acknowledgement of Continuation of Guaranty. The Guaranty Agreement between EDC and Orica USA Inc., a Delaware Corporation, dated as of January 1, 2010, remains in full force and effect.

6. No Other Changes. Except as provided in this Third Amendment, all other terms of the Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Third Amendment effective as of the date first written above.

The Common Seal of
ORICA INTERNATIONAL PTE LTD. was affixed in accordance with its
Articles of Association

By:	/s/ Anthony Edmondstone
Name: Anthony Edmondstone
Title: Director
Date of Signature: 29 April 2013

EL DORADO CHEMICAL COMPANY

By:	/s/ Jack E. Golsen
Name: Jack E. Golsen
Title: Chairman
Date of Signature: 04/16/2013

ORICA USA INC for Section 5 only

By:	/s/ Suzanne Thigpen
Name: Suzanne Thigpen
Title: Secretary
Date of Signature: 04-17-2013

3